EXHIBIT 99.1

JOINT FILING AGREEEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned do hereby agree to the joint filing of the report on Schedule 13D, including any amendments thereto, with respect to the shares of common stock, par value $0.001 per share of Trustfeed Corp., a Nevada corporation. Further, the parties agree that this Joint Filing Agreement shall be included as an exhibit to the Schedule 13D, provided that, no party shall be responsible for the completeness and accuracy of the information concerning any other party to this agreement, unless such party knows or has a reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which shall constitute the same instrument. Executed copies of this Joint Filing Agreement may be delivered by one or more parties hereto by facsimile or a similar method of instantaneous electronic transmission and such execution shall be valid, binding and effective as of the date hereof.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 11th day of January, 2024.

CWR 1, LLC

By:	/s/ Brett Rosen
Name:	Brett Rosen
Title:	President

/s/ Daniel Gordon
Name:	Daniel Gordon

/s/ Brett Rosen
Name:	Brett Rosen